Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Investor Contact:
John T. McClain, Chief Financial Officer
Jones Apparel Group
(212) 642-3860

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Jones Apparel Group, Inc. Announces New Domain Name for Corporate Website

New York, New York - August 18, 2008 - Jones Apparel Group, Inc. (NYSE: JNY) today announced that as of today, it has moved its corporate website to a new domain name: www.jonesapparel.com. The change was made in connection with the Company's e-commerce initiative for its core brand lines, which includes enhancing existing e-commerce websites and bringing new brands online.

The Company's former domain name, www.jny.com, will host the new Jones New York e-commerce site beginning in the fall. The Easy Spirit e-commerce site (www.easyspirit.com) was re-launched over the summer, and a new Anne Klein e-commerce site (www.anneklein.com) is expected to be launched in early 2009. All of the Company's e-commerce sites are accessible from the "Our Brands" page of the corporate website.

Important information about the Company is routinely posted on its corporate website, including, but not limited to, on the pages under "Our Company," "Investor Relations" and "News."

About Jones Apparel Group, Inc.
Jones Apparel Group, Inc. (http://www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.